Exhibit 99.1

Atlantic Union Bankshares Corporation Prices $250 Million Subordinated Notes Offering

Richmond, Va. December 1, 2021 – Atlantic Union Bankshares Corporation (Nasdaq: AUB) (the “Company”), the holding company for Atlantic Union Bank (the “Bank”), today announced the pricing of its public offering of $250 million aggregate principal amount of its 2.875% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Notes”). The price to the public for the Notes is 100% of the principal amount of the Notes. The Notes will mature on December 15, 2031. Interest on the Notes initially will accrue at a rate equal to 2.875% per annum from and including December 8, 2021 to, but excluding, December 15, 2026, payable semiannually in arrears. From and including December 15, 2026 to, but excluding, December 15, 2031 or the earlier redemption date, interest will accrue at a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term Secured Overnight Financing Rate, or SOFR (as defined in the Notes), plus a spread of 186 basis points, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes.

The offering is expected to close on December 8, 2021, subject to the satisfaction of customary closing conditions.

On December 15, 2026 or any interest payment date thereafter, the Company may, at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of par, plus accrued and unpaid interest to but excluding the date of redemption. The Company may also redeem the Notes, in whole but not in part, at any time, including prior to December 15, 2026, upon the occurrence of certain specified events.

Keefe, Bruyette & Woods, A Stifel Company, acted as the lead book-running manager, and Piper Sandler & Co. acted as active book-running manager. Goldman Sachs & Co. LLC and Raymond James & Associates, Inc. acted as the co-managers for the Notes offering.

The Company intends to use the net proceeds from this offering to repay its outstanding $150 million of 5.00% fixed-to-floating rate subordinated notes due in 2026 that are redeemable beginning on December 15, 2021 and for general corporate purposes. A notice of redemption was delivered to the holders of such notes on November 15, 2021, with respect to the redemption of all of the outstanding principal amount of such notes on December 15, 2021. The redemption that will occur on December 15, 2021 is not contingent on this offering of the Notes or the amount of proceeds resulting from this offering. Net proceeds contributed to the Bank are anticipated to be used to support the Bank’s growth.

The offering of the Notes is being made by means of a prospectus supplement and an accompanying base prospectus. The Company previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-248544) and has filed a preliminary prospectus supplement to the base prospectus contained in the registration statement for the Notes to which this communication relates. The Company will file a final prospectus supplement relating to the Notes. Prospective investors should read the base prospectus contained in the registration statement, the preliminary prospectus supplement, the final prospectus supplement and the other documents the Company has filed or will file with the SEC for more complete information about the Company and the Notes offering.

Copies of these documents, when available, can be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov, or by contacting Keefe, Bruyette & Woods, Inc., toll-free at (800) 966-1559 or by emailing USCapitalMarkets@kbw.com, or Piper Sandler & Co., by emailing fsg-dcm@psc.com.

No Offer or Sale

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the base prospectus contained in the registration statement, the preliminary prospectus supplement or the final prospectus supplement relating thereto.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 130 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Dixon, Hubard, Feinour & Brown, Inc., which provides investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical or current fact nor are they assurances of future performance and generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “anticipate,” “intend,” “could,” “should,” “would,” “believe,” “project,” “plan,” “goal,” “target,” “potential,” “pro-forma,” “seek,” “contemplate,” “expect,” “estimate,” “continue,” “project,” “anticipated,” “modeled” or “forecasted” or the negative thereof as well as other similar words and expressions of the future. These forward-looking statements include, without limitation, those relating to the anticipated closing date of the offering and the Company’s intended use of the net proceeds from the offering. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict as to timing, extent, likelihood and degree of occurrence, which could cause the Company’s actual results to differ materially from those anticipated in or by such statements. Potential risks and uncertainties include, but are not limited to, the Company’s ability to complete the offering and to deploy the net proceeds of the offering as the Company currently expects. The Company cautions readers that the foregoing list of factors is not exclusive, is not necessarily in order of importance and readers should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company does not intend to and, except as required by applicable law, disclaims any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, unless required to do so under applicable securities laws.

Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.446.0937